Exhibit 10.7

Financial Gravity Companies, Inc.

800 N. Watters Rd., Suite 120

Allen, TX 75013

November 11, 2016

Edward A. Lyon,

   Sellers’ Representative

ELyon@TaxCoachSoftware.com

Jack A. Donenfeld, Esq.

JAD@DonenfeldLaw.com

American Escrow Company

2626 Howell St., 10th Floor

Dallas, Texas 75204

Attention: Carla D. Janousek, Senior Vice President

Cjanousek@republictitle.com

Re: Company Distribution Notice

Amended and Restated Escrow Agreement (“Escrow Agreement”) dated March 25, 2016

Ladies and Gentlemen:

This letter will serve as the Company Distribution Notice under section 3(b) of the Escrow Agreement, which provides as follows:

If the average daily Closing Price (as defined herein) of the Shares for any continuous 10-day trading period equals or exceeds $1.00 during the thirty-six (36) months following the Closing Date, then the Company shall have the right to cause the Shares held by the Escrow Agent to be distributed to the Sellers in accordance with the ownership reflected in Exhibit A by providing written notice of the Company’s decision to do so to the Escrow Agent and the Sellers’ Representative (the “Company Distribution Notice”), in which case the Shares shall be released from the escrow and transmitted to the Sellers’ Representative on behalf of the Sellers. The Company Distribution Notice shall have the effect of terminating any right the Sellers’ Representative may have to unwind the transaction evidenced by the Purchase Agreement.

The per share price of the Company’s common stock has exceeded the $1.00 threshold for a continuous 10-day trading period. Consequently the referenced Shares held in escrow should be released from the escrow at American Escrow Company.

▪	Carla, please transmit the Shares to Mr. Edward A. Lyon, as Sellers’ Representative, at the address for the Company noted above.

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Ed, as you know, the Company’s transfer agent has instructions to issue new public company shares pursuant to the recent merger transaction. So the Shares that are currently held in escrow, and which are being released, are deemed to have been exchanged for the public company shares.

As a point of information, Paul Williams (Company CFO) has informed me that the public company shares will be issued by the transfer agent following approval of the name change by FINRA.

One more item, Ed: for the benefit of the Company’s auditors, please evidence your agreement by countersigning below (and return to me), to confirm that this Company Distribution Notice has the effect of terminating any right the Sellers’ Representative may have to unwind the transaction evidenced by the Purchase Agreement dated effective as of October 1, 2015 (as amended to date) by and between the Company and each of the individuals listed on the signature page thereto. That is precisely what the Escrow Agreement provides, in the language excerpted above. Thank you.

Regards to all,

/s/ John Pollock

John Pollock

   Chief Executive Officer

Agreed:

Sellers’ Representative:

Edward A. Lyon

By: /s/ Edward A. Lyon

Edward A. Lyon

Sellers’ Representative

Attachment: Amended and Restated Escrow Agreement dated March 25, 2016 cc: Paul Williams / pwilliams@bisonfinancialgroup.com

Roger Crabb / roger.crabb@solidcounsel.com

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